Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

             This Agreement of Purchase and Sale dated as of June 15, 2001 (the “Agreement”) by and among John Moores, Charles E. Noell, Harry S. Gruner, Paul V. Barber, Bradford D. Woloson, and Knickerbocker Capital LLC (each a “Purchaser” and collectively the “Purchasers”),  META Group, Inc., a Delaware corporation ( “Seller”), JMI Equity Side Fund, L.P., a Delaware limited partnership (the “Portfolio Partnership”), and JMI Side Associates, L.L.C., a Delaware limited liability company (the “General Partner”):

WITNESSETH:

             WHEREAS, Seller owns the Portfolio Property; and

             WHEREAS, Purchasers desire to purchase from Seller, and Seller desires to sell to Purchasers, the Portfolio Property upon the terms and subject to the conditions set forth in this Agreement.

             NOW, THEREFORE, in consideration of these premises and the mutual agreements, covenants, representations and warranties contained in this Agreement, Purchasers, Seller, the Portfolio Partnership and the General Partner agree as follows:

ARTICLE I

PURCHASE AND SALE OF PORTFOLIO PROPERTY

             1.1        Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

                           “Approvals” shall mean all consents, amendments, assignments, modifications or waivers as may reasonably be required so that the transactions contemplated by this Agreement may be consummated and shall not result in any breach or default of any Portfolio Property Agreement, including waivers of all rights of first refusal potentially applicable to the sale, assignment or transfer of the Portfolio Interest and consents to, or approvals of, the sale, assignment or transfer to Purchasers of all the Portfolio Contractual Rights.

                           “Capital Account Balance” shall mean the amount of the capital account of Seller in the Portfolio Partnership as determined by the General Partner.

                           “Capital Commitments” shall mean all obligations of Seller to make additional capital contributions to the Portfolio Partnership on or after the Closing Date.

                           “Closing” shall have the meaning given to it in Section 6.1.

                           “Closing Date” shall have the meaning given to it in Section 6.1.

                           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                           “Incentive Plan” shall mean the META Group, Inc./JMI Long Term Incentive Compensation Plan dated July 10, 1998.

                           “Investment Lien” shall mean any Lien pertaining to the sale, assignment, disposition or transfer of the voting rights of, on or pertaining to any of the Portfolio Property (including any consents or approvals of transfers, options, rights of first refusal and co-sale rights) arising out of, or based on, any Portfolio Property Agreement.

                           “Lien” shall mean any lien, pledge, claim, security interest, encumbrance, charge, restriction, or limitation of any kind, whether arising by agreement, operation of law or otherwise.

                           “Partnership Agreement” shall mean the Limited Partnership Agreement of JMI Equity Side Fund, L.P. dated as of July 31, 1998.

                           “Portfolio Contractual Right” shall mean any contractual right of Seller, to the extent Seller has such rights, relating to (i) the Portfolio Interest or the Portfolio Partnership, including any rights under the Portfolio Property Agreements; and (ii) rights to receive financial and other information from the Portfolio Partnership.

                           “Portfolio Interest” shall mean the limited partnership interest in the Portfolio Partnership owned by the Seller.

                           “Portfolio Property” shall mean the Capital Account Balance, the Portfolio Interest and Seller’s rights under the Portfolio Property Agreements, including all of the Portfolio Contractual Rights.

                           “Portfolio Property Agreement” shall mean any agreement or obligation created as a result of any written agreement arising out of, pertaining to or in connection with the ownership of any of the Portfolio Property by Seller, other than any agreement or obligation between Seller and its consultants, stockholders and employees.

                           “Purchase Price” shall have the meaning given to it in Section 1.3.

             1.2        Purchase and Sale of Portfolio Property.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchasers at the Closing and each Purchaser shall severally but not jointly purchase and acquire from Seller at the Closing, all right, title and interest in and to the Portfolio Property set forth across from such Purchaser’s name on Schedule A, free and clear of all Liens other than Investment Liens.

             1.3        Purchase Price.  (a)  In consideration for the Portfolio Property, Purchasers shall pay to Seller at the Closing an aggregate purchase price (the “Purchase Price”) of $3,149,869.31, such Portfolio Property and Purchase Price to be allocated among the Purchasers as set forth on the attached Schedule A.

                           (b)  The Purchase Price shall be paid on the Closing Date by wire transfer of federal funds or other immediately available funds pursuant to the payment instructions attached hereto as Schedule B.

             1.4        Liabilities.  Upon the terms and subject to conditions set forth in this Agreement, each of the Purchasers severally but not jointly shall assume the Portfolio Property Agreements in accordance with their terms from and after the Closing Date and shall severally but not jointly expressly assume a pro rata portion of the obligations contained therein based on the percentage of the Portfolio Interest purchased by each Purchaser.  Any unfunded Capital Commitments as of the Closing Date shall represent an obligation of the Purchasers as set forth on Schedule A.  Except as set forth in the preceding sentences, Purchasers are not, directly or indirectly, assuming and shall not in any way be or become responsible for, any liabilities of Seller or any liabilities relating to the Portfolio Property arising directly or indirectly out of events occurring prior to the Closing Date and relating to the Portfolio Property, all of which shall remain liabilities of Seller.

ARTICLE II

SELLER’S REPRESENTATIONS AND WARRANTIES

             Seller hereby represents and warrants to each of the Purchasers, the Portfolio Partnership and the General Partner, with respect to itself and to the Portfolio Property as follows:

             2.1        Organization.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

             2.2        Authorization.  Seller has all necessary power and authority to own and hold the Portfolio Property; to enter into, execute and deliver this Agreement and each of the other documents and instruments executed and delivered by Seller hereby; and to perform all of the obligations to be performed by Seller hereunder.  The execution and delivery of this Agreement and the performance by Seller of its obligations under it have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly authorized, executed and delivered by Seller and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

             2.3        Validity.  Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by Seller will conflict with, result in the breach of, constitute a default under or accelerate performance provided by the terms of:  any law, any rule or regulation of any United States, state or municipal or other government or any agency of any such government, or any judgment, order, writ, decree, permit or license of any court or other agency of any such government to which Seller may be subject; any Portfolio Property Agreement; or Seller’s certificate of incorporation, as amended, by-laws, as amended, or any other material contract, agreement, instrument, commitment or restriction binding upon Seller.  Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby will constitute an event that, with the lapse of time or with action by a third party, could result in the default under any of the foregoing or result in the creation of any Lien (other than any Investment Lien) upon any of the Portfolio Property.  Other than the registrations, filings, consents and approvals that have been made or obtained, the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby will not require any registration, filing, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license, or consent or approval of, any other party to any such Portfolio Property Agreement or Seller’s certificate of incorporation, as amended, by-laws, as amended, or any other material contract, agreement, instrument, commitment or restriction binding upon Seller.

             2.4        Title to Portfolio Property.  Seller owns all right, title and interest in and to all of the Portfolio Property free and clear of all Liens other than the Investment Liens.  All of the Approvals applicable to the transactions contemplated by this Agreement will have been attained on or before the Closing Date, or, in the case of any rights of first refusal, will have been duly waived or all applicable notice periods will have expired without such rights having been exercised on or before the Closing Date, by all interested parties.  Upon delivery of the Portfolio Interests to Purchasers and upon payment therefor in accordance with this Agreement, Purchasers will acquire the Portfolio Interests, free and clear of all Liens, other than the Investment Liens.

             2.5        Certain Conduct. Seller has not (i) sold, assigned, transferred, delivered or otherwise disposed of any of the Portfolio Property, (ii) converted, exchanged or redeemed any of the Portfolio Interest, (iii) forgiven, released or compromised any indebtedness owed to it by the Portfolio Partnership other than upon full payment thereof or demanded payment of any indebtedness owed to it by the Portfolio Partnership, (iv) amended, canceled or terminated any Portfolio Property Agreement or entered into any new Portfolio Property Agreement, (v) waived, amended, canceled, terminated, exercised or failed to exercise any of the material Portfolio Contractual Rights, (vi) created or permitted to exist any Lien on any of the Portfolio Property, other than Investment Liens, (vii) taken any action or (upon notice from the Portfolio Partnership) failed to take any action that would cause Seller to incur a penalty or other specified consequence under any of the Portfolio Property Agreements, nor (viii) agreed to do any of the foregoing.

             2.6        Voluntary Contributions.  Seller has not made any voluntary capital contributions or commitments to the Portfolio Partnership nor have any been made on behalf of it.

             2.7        Agreements and Commitments.  Schedule 2.7 sets forth a list of the documents and agreements (including amendments, side letters and schedules thereto) that constitute the Portfolio Property Agreements.  Seller (i) has no obligation to make any capital contributions to the Portfolio Partnership nor to return any distributions or portions of distributions previously received, other than as set forth in Schedule A; (ii) is not a party to any contract, agreement or commitment (other than those relating to the transactions contemplated by this Agreement) with respect to the transfer of the Portfolio Interest; and (iii) is not in default under any agreement made, or obligation owed, by it with respect to the Portfolio Interest or any Portfolio Partnership Agreement.

             2.8        Litigation.  (i) No action, suit, claim, proceeding or investigation is pending against Seller with respect to ownership of the Portfolio Property, at law or in equity, before or by any United States, state or municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, (ii)  no arbitration proceeding relating to Seller is pending with respect to ownership of the Portfolio Property and (iii) no domestic governmental inquiry is pending or is threatened against Seller with respect to ownership of the Portfolio Property which with respect to (i), (ii) or (iii) above would, if it were adversely determined, question the validity of, or prevent the consummation of, the transactions contemplated by this Agreement or would materially and adversely affect any of the Portfolio Property.  No action or suit by Seller is pending or threatened against others relating to the Portfolio Property.

             2.9        Brokers and Finders. Seller has neither directly or indirectly dealt with anyone acting in the capacity of a finder or broker nor incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

             2.10      ERISA.  Seller is neither an employee benefit plan nor acting on behalf of any employee benefit plan pursuant to ERISA.

             2.11      No Dilution.  To the best of Seller’s knowledge, no person, except as set forth in the Portfolio Property Agreements, has any options, calls, warrants, commitments, or rights of any character whatsoever to acquire an interest in the Portfolio Partnership that would reduce Seller’s percentage of ownership in the Portfolio Partnership.

             2.12      Employee Waivers.  Seller has received valid, binding and effective waivers from each of the employees of the Seller who is currently a “Participant” with issued and outstanding “Units” under the Incentive Plan (as such terms are defined in the Incentive Plan), which waivers consented to the termination of such Participant’s interest and rights in and to all of their Units granted pursuant to the Incentive Plan.  No employee of Seller who is or was a Participant in the  Incentive Plan has any present and/or future right, title and interest in and to the Portfolio Interest.

             2.13      Filings, etc.  Assuming the accuracy of Purchasers’ representations and warranties set forth in Article III, no approval, consent, waiver, authorization or other order of and no declaration, filing, registration, qualification or recording with, any United States, state or municipal, or other governmental authority is required to be obtained or made by or on behalf of Seller in connection with the execution, delivery, or performance of this Agreement and the transactions contemplated hereby, except as will have been obtained or will have been made and as will be in full force and effect at the Closing.

ARTICLE III

PURCHASERS’ REPRESENTATIONS AND WARRANTIES

             Each of the Purchasers hereby represents and warrants severally but not jointly to Seller, the Portfolio Partnership and the General Partner as follows:

             3.1        Organization; Power.  If such Purchaser is a corporation or limited liability company, such Purchaser is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all corporate or other necessary power and authority to carry out its business and to own, lease and operate its properties.

             3.2        Authorization.  Such Purchaser has all necessary power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments executed and delivered by such Purchaser hereby and to perform all of the obligations to be performed by such Purchaser hereunder.  This Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

             3.3        Validity.  Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by such Purchaser will conflict with, result in the breach of, constitute a default under, or accelerate performance provided by the terms of:  any law, any rule or regulation of any government or any agency of any government, or any judgment, order, writ, decree, permit or license of any court or other agency of any government to which such Purchaser may be subject; or any of such Purchaser’s governing documents.

             3.4        Investment Representations. Each Purchaser hereby individually and separately represents and warrants to the Portfolio Partnership and to the General Partner, as follows and hereby acknowledges that such Purchaser has been informed directly and has full knowledge that the Portfolio Partnership and the General Partner intend to rely upon these representations and warranties:

                           (a)         Opportunity to Verify Information.  Such Purchaser acknowledges that representatives of the Portfolio Partnership have made available to such Purchaser, during the course of this transaction and prior to the transfer of any Portfolio Property, the opportunity to ask questions of and receive answers from them concerning the Portfolio Partnership, and to obtain any additional information regarding the proposed activities of the Portfolio Partnership.

                           (b)        Purchase for Investment.  Such Purchaser understands that such Purchaser must bear the economic risk of its investment until the termination of the Portfolio Partnership; that the Portfolio Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, therefore, cannot be resold or otherwise disposed of unless it is subsequently registered under the Securities Act or unless an exemption from such registration is available; that the Portfolio Partnership is not being registered as an “investment company” as the term “investment company” is defined in Section 3(a) of the United States Investment Company Act of 1940, as amended (the “Investment Company Act”); that such Purchaser is accepting the assignment of the Portfolio Interest for its own account and without a view towards distribution thereof; that such Purchaser agrees not to resell or otherwise dispose of all or any part of the Portfolio Interest, except as permitted by law, including, without limitation, any and all applicable provisions of the Partnership Agreement and any regulations under the Securities Act; that the transfer of the Portfolio Interest and the substitution of another Limited Partner (as defined in the Partnership Agreement) for such Purchaser are restricted by the terms of the Partnership Agreement; that the Portfolio Partnership does not have any intention of registering the Portfolio Partnership as an “investment company” under the Investment Company Act or of registering the Portfolio Interest under the Securities Act or of supplying the information which may be necessary to enable such Purchaser to sell the Portfolio Interest, except upon a request in compliance with Rule 144A(d)(4)(i); and that Rule 144 under the Securities Act may not be available as a basis for exemption from registration of the Portfolio Interest.  There is no public or other market for the Portfolio Interest, and it is not anticipated that such a market will ever develop.  For the foregoing reasons, such Purchaser will be required to retain ownership of the Portfolio Interest and bear the economic risk of this investment for an indefinite period.

                           (c)         Accredited Investor Status.  Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

                           (d)        Securities Law.  If such Purchaser is a corporation, trust, partnership or other organization:

                                        (i)  Such Purchaser was not, or will not be, formed or “recapitalized” (as defined below) for the specific purpose of acquiring the Portfolio Interest;

                                        (ii)  Such Purchaser’s stockholders, partners or other beneficial owners have no individual discretion as to their participation or non-participation in the Portfolio Interest and will have no individual discretion as to their participation or non-participation in particular investments made by the Partnership;

                                        (iii)  Such Purchaser has not and will not invest more than forty percent (40%) of its “committed capital” (as defined below) in the Portfolio Partnership; and

                                        (iv)  If such Purchaser is contributing ten percent (10%) or more of the total capital to be contributed to the Portfolio Partnership, such Purchaser is not an “investment company” under Section 3(a) of the Investment Company Act or an entity which would be an “investment company” but for the exception provided for in Section 3(a), or an entity which would be an “investment company” but for the exception provided for in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

For purposes of this Section 3.4(d), the following definitions shall apply:  “committed capital” includes all amounts which have been contributed to a Purchaser by its shareholders, partners or other equity holders plus all amounts which such persons remain obligated to contribute to it.  The term “recapitalized” shall include new investments made in a Purchaser solely for the purpose of financing its acquisition of the Portfolio Interest and not made pursuant to a prior financial commitment.

                           (e)         Treasury Regulations 100 Partner Limitation.  Either (a) such Purchaser is not a partnership, grantor trust, or S corporation, or (b) such Purchaser is such an entity, but (i) at no time during the term of the Portfolio Partnership will 65% or more of the value of any beneficial owner’s direct or indirect interest in such Purchaser be attributable to such Purchaser’s interests in the Portfolio Partnership, (ii) less than 65% of the value of such Purchaser is attributable to such Purchaser’s interests in the Portfolio Partnership, and (iii) permitting the Portfolio Partnership to satisfy the 100-partner limitation set forth in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations is not a principal purpose of any beneficial owner of such Purchaser in investing in the Portfolio Partnership through such Purchaser; provided that if such Purchaser is unable to make either such representation, such Purchaser shall have so indicated to the General Partner in writing and shall have provided the General Partner with evidence (including opinions of counsel) satisfactory in form and substance to the General Partner relating the status of the Partnership under Section 7704 of the Internal Revenue Code of 1986, as amended.

             3.5        No Public Offering.  Such Purchaser has not made, and has no current intention to make, a public offering of its securities.

             3.6        Brokers and Finders.  Such Purchaser has neither directly or indirectly dealt with anyone acting in the capacity of a finder or broker nor incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

             3.7        Independent Appraisal.  Such Purchaser acknowledges that Seller makes no representation or warranty with respect to, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Portfolio Partnership.  Such Purchaser acknowledges that it has made its own due diligence analysis, credit analysis and decision to purchase the Portfolio Property and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Portfolio Partnership.

ARTICLE IIIA

PORTFOLIO PARTNERSHIP’S REPRESENTATIONS AND WARRANTIES

             The Portfolio Partnership hereby represents and warrants to each of the Purchasers as follows:

             3A.1     Seller’s Capital Account.  The Total Subscription (as defined in the Partnership Agreement) of Seller is $4,000,000.00, and the Total Subscriptions of all of the partners of the Portfolio Partnership are$6,343,435.00.  Seller has made Capital Contributions (as defined in the Partnership Agreement) to the Portfolio Partnership in the aggregate amount of $3,246,537.31, including the Capital Contributions of (i) $37,834.39 which was required to be contributed on or before June 18, 2001, and (ii) $25,222.92 which was required to be contributed on or before June 29, 2001.  Seller remains obligated to make Additional Capital Contributions (as defined in the Partnership Agreement) to the Portfolio Partnership of $753,462.69.

             3A.2     Investments. Set forth on Schedule 3A.2 is a list of the securities held by the Porfolio Partnership.

ARTICLE IV

GENERAL PARTNER CONSENT

             4.1        Consent.  Subject to satisfaction or waiver of all conditions precedent set forth in Section 7.3, the General Partner hereby consents to (i) the execution of this Agreement; (ii) the transfer of the Portfolio Property hereunder; and (iii) the admission of each Purchaser as a limited partner to the Portfolio Partnership, effective as of the Closing Date.

ARTICLE V

COVENANTS

             5.1        Transfer Taxes, Fees, and Expenses.  Seller shall pay any and all sales, stamp, documentary, use, filing, transfer and other taxes and fees (including attorneys’ fees of the Portfolio Partnership) payable as a result of the transfer of the Portfolio Property or any part thereof.

             5.2        Confidentiality.  Except to the extent that such information (i) is already known to the receiving party when received, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed pursuant to any law or regulation or rule of any national securities quotation system such as Nasdaq National Market, or (iv) is excepted from this confidentiality requirement by the express mutual consent of Seller, Purchasers, the Portfolio Partnership and the General Partner, (a) all information furnished by and among the parties in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by the receiving party and shall be used by the receiving party only in connection with this Agreement and the transactions contemplated hereby; provided, however, that a party may disclose such information (x) to its attorneys’ accountants, consultants, and other professionals; or (y) to any affiliate of such party or to a partner, member, employee, stockholder, or subsidiary of such party, so long as such party notifies such partner, member, employee, stockholder or subsidiary that such information is confidential.

             5.3        Tax Matters.  Seller, Purchasers, the Portfolio Partnership and the General Partner shall cooperate in allocating among Purchasers and Seller, in the manner mutually agreed upon by Seller and Purchasers, with respect to the Portfolio Interest, income, gains, losses, deductions or credits under Section 706 of the Internal Revenue Code of 1986, as amended, attributable to such Portfolio Interest for the tax year of the Portfolio Partnership in which the Closing Date occurs.

ARTICLE VI

CLOSING MATTERS

             6.1        The Closing.  Subject to satisfaction or waiver of all conditions precedent set forth in Article VII, the closing with respect to the transfer of the Portfolio Property (the “Closing”) shall be held on a date selected by Seller and Purchasers to be as soon as practicable after the date hereof, but not later than June 29, 2001 (the “Closing Date”), at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, or at such other place as the parties may agree.  If any condition in Article VII is not satisfied in any respect (or is not duly waived) at the Closing, the party whose obligations are subject to such condition or conditions may extend the date of the Closing (during which extension the other parties shall use all reasonable efforts to cause all such conditions to be satisfied in all respects).  If all conditions are determined to be satisfied (or are duly waived) at the Closing (whether or not delayed), the Closing shall be consummated.

             6.2        Purchase Price; Delivery of Portfolio Property.  At the Closing, (i) each Purchaser shall (a) execute and deliver to Seller an Assignment and Assumption Agreement and (b) execute and deliver to the Portfolio Partnership a Power of Attorney and its respective counterpart signature page to the Amendment to the Partnership Agreement and (c) pay to Seller the portion of the Purchase Price for such Purchaser as set forth on Schedule A to Seller as provided in Section 1.3, and (ii) Seller shall deliver or cause to be delivered to Purchasers, free and clear of all Liens, other than Investment Liens, (a) all of the instruments and other documents that represent or constitute the Portfolio Interests to be transferred at the Closing, duly endorsed in blank for transfer, (b) all necessary instruments of transfer as to the Portfolio Property, including Assignment and Assumption Agreements with each of the Purchasers, and (c) all of the Portfolio Property Agreements and other documents that constitute a part of the Portfolio Property to be transferred at the Closing that have not previously been delivered to Purchasers.

             6.3        Documents and Certificates.  Purchasers and Seller shall use all reasonable efforts, on or prior to the Closing, to execute and deliver all such instruments, documents, or certificates as may be necessary, appropriate, or desirable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS OF CLOSING

             7.1        Conditions Applicable to Purchasers.  Each of the Purchasers’ obligations under this Agreement to consummate the transactions contemplated by this Agreement at the Closing are, at their option, subject to the satisfaction or waiver of the following conditions:

                           (a)         Accuracy of Representations and Warranties.  Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects both on the date of this Agreement and as of the Closing Date (with the same force and effect as if such representations and warranties were made anew at and as of, the Closing Date, except (i) to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date and (ii) to effect any activities or transactions that may have taken place after the date of this Agreement and that are contemplated by this Agreement).

                           (b)        Litigation.  No action, suit, litigation, arbitration proceeding or investigation shall (i) have been formally instituted and be pending with regard to the transactions contemplated by this Agreement or (ii) to the best knowledge of Seller and Purchasers, be threatened by any governmental authority of the United States or any State thereof or by any other person with regard to the transactions contemplated by this Agreement.  On the Closing Date, no injunction, order, or decree restricting or enjoining consummation of the transactions contemplated by this Agreement shall be in force.

                           (c)         Certificates.  Seller shall have delivered to each of the Purchasers (i) a Certificate dated the Closing Date signed by an authorized signatory of Seller to the effect that Seller has performed and complied with the conditions set forth in subsections (a) and (b) above and (ii) a Certificate of a duly authorized officer of Seller certifying the due authorization of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

             7.2        Conditions Applicable to Seller.  Seller’s obligations under this Agreement to consummate the transactions contemplated by this Agreement at the Closing are, at its option, subject to satisfaction or waiver of the following conditions:

                           (a)         Accuracy of Representations and Warranties.  Each Purchaser’s respective representations and warranties set forth in this Agreement shall be true and correct in all material respects both on the date of this Agreement and as of the Closing Date (with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except (i) to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date and (ii) to effect any activities or transactions that may have taken place after the date of this Agreement and that are contemplated by this Agreement).

                           (b)        Litigation.  No action, suit, litigation, arbitration, proceeding or investigation shall (i) have been formally instituted and be pending with regard to the transactions contemplated by this Agreement or (ii) to the best knowledge of each Purchaser, be threatened by any governmental authority, foreign or domestic, or by any person with regard to the transactions contemplated by this Agreement.  On the Closing Date, no injunction, order, or decree restraining or enjoining consummation of the transactions contemplated by this Agreement shall be in force.

                           (c)         Certificates.  Each Purchaser shall have furnished Seller with (i) a Certificate dated the Closing Date signed by each such Purchaser to the effect that each such Purchaser has performed and complied with its respective conditions set forth in subsections (a) and (b) above and (ii) a Certificate of a duly authorized individual of each of the Purchasers certifying the due authorization of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (it being understood that Purchasers who are individuals shall not have to execute a certificate contemplated by this clause (ii)).

             7.3        Conditions Applicable to General Partner.  General Partner’s consent to the transactions contemplated under this Agreement are, at its option, subject to satisfaction or waiver of the following conditions:

                           (a)         Accuracy of Representations and Warranties.  Each of the Purchaser’s or Seller’s respective representations and warranties, as the case may be, set forth in this Agreement shall be true and correct in all material respects both on the date of this Agreement and as of the Closing Date (with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except (i) to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date and (ii) to effect any activities or transactions that may have taken place after the date of this Agreement and that are contemplated by this Agreement).

                           (b)        Litigation.  No action, suit, litigation, arbitration, proceeding or investigation shall (i) have been formally instituted and be pending with regard to the transactions contemplated by this Agreement or (ii) to the best knowledge of Purchasers and Seller, be threatened by any governmental authority, foreign or domestic, or by any person with regard to the transactions contemplated by this Agreement.  On the Closing Date, no injunction, order, or decree restraining or enjoining consummation of the transactions contemplated by this Agreement shall be in force.

                           (c)         Certificates. Each Purchaser and the Seller shall have furnished General Partner with (i) a Certificate dated the Closing Date signed by the Purchaser or the Seller, as the case may be, to the effect that each Purchaser or the Seller, as the case may be, has performed and complied with the conditions set forth in subsections (a) and (b) above and (ii) a Certificate of a duly authorized officer of each of the Purchasers or Seller certifying the due authorization of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (it being understood that Purchasers who are individuals shall not have to execute a certificate contemplated by this clause (ii)).

ARTICLE VIII

MISCELLANEOUS

             8.1        Survival of Representations and Warranties.  All representations and warranties of the parties to this Agreement shall survive the Closing.  Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish, or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination, or otherwise.

             8.2        Additional Documents and Acts.  After the Closing, the parties agree to execute and deliver such additional documents, certificates and instruments and to perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement, and to consummate all of the transactions contemplated by this Agreement with respect to that part of the Portfolio Property.

             8.3        Specific Performance.  Each of the parties hereby acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement.  In such event, each of the parties agrees that the other parties shall have the right, in addition to any other rights they may have (whether at law or in equity), to specific performance of this Agreement.

             8.4        Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or posted by United States registered or certified mail, return receipt requested, with postage prepaid, addressed as follows:

(a)	if to John Moores, Charles E. Noell or Paul V. Barber, to each respective individual at:

c/o JMI, Inc.
12680 High Bluff Drive, Suite 200
San Diego, CA 92130

(b)	if to Harry S. Gruner or Bradford D. Woloson, to each such individual at:

c/o JMI, Inc.
1119 St. Paul Street
Baltimore, MD 21202

(c)	if to Knickerbocker Capital LLC:

Knickerbocker Capital LLC
268 Main Street
P.O. Box 159
Gladstone, NJ 07934
Attention: Gustav H. Koven

with a copy to:
Knickerbocker, LLC
268 Main Street
P.O. Box 159
Gladstone, NJ 07934
Attention: Patricia K. Sheridan

(d)	if to Seller:

META Group, Inc.
208 Harbor Drive
Stamford, CT 06912
Attn: Chief Financial Officer

(e)	If to the Portfolio Partnership or the General Partner:

JMI Side Associates, L.L.C.
c/o JMI, Inc.
12680 High Bluff Drive
Suite 200
San Diego, CA 92130
Attn: Charles E. Noell

                          (c)         To such other address or addresses as Purchasers, Seller or General Partner may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt.

             8.5        Assignment.  Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any of the parties without the prior written consent of the other parties, except that any of the Purchasers may assign all or a portion of its rights, interests or obligations under this Agreement to any of the following: Bryant Burke, Bob Smith, Hannah Park, Erin Matias, Stacy Landsman, Peter Arrowsmith, Insysco, LLC or Knickerbocker Capital LLC, or any entity to which certain of the Purchasers contribute their Portfolio Interest.

             8.6        Waiver.  Any party (the “Waiving Party”) to this Agreement may, with respect to itself only and not the other parties to this Agreement, by written notice to the other parties,  (a) extend the time for the performance of any of the obligations or other actions of one or all of the other parties owed to such Waiving Party, as the case may be, under this Agreement; (b) waive any inaccuracies in the representations or warranties of one or all of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement and made to such Waiving Party; (c) waive compliance with any of the conditions or covenants of one or all of the other parties owed to such Waiving Party, as the case may be, contained in this Agreement; or (d) waive or modify performance of any of the obligations of one or all of the other parties owed to such Waiving Party, as the case may be, under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, agreements, or indemnities contained in this Agreement.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

             8.7        Entire Agreement.  This Agreement, together with the Schedules to this Agreement (which are incorporated into this Agreement by reference) and the Agreements set forth on such schedules, supersedes any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby, and constitutes the entire agreement by the parties with respect to the subject matter hereof.

             8.8        Amendments, Supplements, Etc.  This Agreement may be amended or supplemented only by additional written agreements, articles, or certificates signed by each of the Purchasers, Seller, Portfolio Partnership and General Partner as may be determined to be necessary, appropriate, or desirable to further the purposes of this Agreement, to clarify the intention of the parties, or to add to or modify the covenants, terms, or conditions hereof.

             8.9        Interpretation.  When a reference is made in this Agreement to Articles, Sections or  Schedules, such reference shall be to an Article, Section, Schedule, or Exhibit to this Agreement, unless otherwise indicated.  The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any capitalized terms used in this Agreement and not defined in this Agreement shall have the meaning assigned to it in the Partnership Agreement.

             8.10      Headings and Captions.  The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

             8.11      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

             8.12      Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the parties to this Agreement and their successors and assigns.

             8.13      Governing Law.  This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of Delaware, without giving effect to the principles of conflicts of law thereof.

             8.14      Publicity.  Except as may otherwise be required by law or regulation or rule of any national securities quotation system such as Nasdaq’s National Market, no publicity release or announcement concerning this Agreement or the transactions contemplated by this Agreement shall be made by any party without the prior consent of the other parties, which consent shall not be unreasonably withheld, delayed, or conditioned.

             8.15      Expenses.  Subject to Section 5.1, Seller and Purchasers shall pay all of their own fees and expenses incurred in connection with the preparation and negotiation of this Agreement. Pursuant to Section 13.3 of the Partnership Agreement the Seller shall reimburse the Portfolio Partnership for any expenses reasonably incurred by the Portfolio Partnership in the course of consummating the transactions contemplated by this Agreement.

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             IN WITNESS WHEREOF, Purchasers, Seller, Portfolio Partnership and General Partner have caused this Agreement to be duly executed and delivered as of the date first above written.

META GROUP, INC.
By:	/s/ John A. Piontkowski

Name: John A. Piontkowski
Title: Chief Financial Officer

/s/ John Moores

John Moores

/s/ Harry S. Gruner

Harry S. Gruner

/s/ Charles E. Noell

Charles E. Noell

/s/ Paul V. Barber

Paul V. Barber

/s/ Bradford D. Woloson

Bradford D. Woloson

KNICKERBOCKER CAPITAL LLC

By:	/s/ Patricia K. Sheridan

Name: Patricia K. Sheridan
Title: Authorized Signatory

Agreed and Accepted by:

JMI EQUITY SIDE FUND, L.P.

By:	JMI Side Associates, L.L.C.
Its General Partner

By:/s/ Paul V. Barber

Managing Member

JMI SIDE ASSOCIATES, L.L.C.

By:	/s/ Paul V. Barber

Managing Member

             In accordance with Item 601 (b) (2) of Regulation S-K, the Schedules to this Agreement have not been filed.  The omitted schedules principally contain disclosure information with respect to (i) each Purchaser’s Capital Commitments, (ii) the approximate percentage of Seller’s Capital Account Balance acquired by each Purchaser, (iii) the approximate percentage of aggregate Total Subscriptions to the Fund acquired by each Purchaser, (iv) the Purchaser Price paid by each purchaser, (v) wire instructions to Seller’s Bank account, (vi) a list of Portfolio Property Agreements, and (vii) a list of securities held by the Fund.  The omitted schedules do not contain information that is material to an investment decision in the registrant.  The registrant hereby agrees to furnish supplementary a copy of any omitted schedule to the Commission upon request.